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                                                                     EXHIBIT 5.1


                                      October 29, 2001

Kindred Healthcare, Inc.
680 South Fourth Street
Louisville, Kentucky 40202-2412

                    Re:  Registration Statement on Form S-3
                         ----------------------------------
Ladies and Gentlemen:

     We have acted as counsel to Kindred Healthcare, Inc., a Delaware corporation (the "Company"), in connection with the registration statement on Form S-3 (No. 333-69646) (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), for the registration of 9,352,676 shares of the Company's Common Stock, par value $.25 per share (the "Common Stock"), 1,451,234 Series A Warrants (the "Series A Warrants"), 3,628,083 Series B Warrants (the "Series B Warrants"), 1,451,234 shares of the Common Stock issuable upon exercise of the Series A Warrants and 3,628,083 shares of the Common Stock issuable upon exercise of the Series B Warrants (together, the "Issuable Common Stock").

     We have participated in the preparation of the Registration Statement and have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

     In arriving at the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.
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Kindred Healthcare, Inc., p. 2


     Based on the foregoing, it is our opinion that (1) the Common Stock, the Series A Warrants and the Series B Warrants have been duly authorized and validly issued and are fully paid and non-assessable, and (2) the Issuable Common Stock has been duly authorized and, when the Registration Statement has become effective under the Act, the exercise price for the Series A Warrants and Series B Warrants has been paid in accordance with the terms thereof and the Issuable Common Stock has been issued, the Issuable Common Stock will be validly issued, fully paid and non-assessable.

     The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting that Law).

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Registration Statement and the related prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are "experts" within the meaning of the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

                              Very truly yours,

                              CLEARY, GOTTLIEB, STEEN & HAMILTON

                              By: /s/  James F. Munsell
                                 -----------------------------
                                       James F. Munsell, a Partner